Exhibit 99.2

Organovo Announces Two Issued Patents, First Company Patent and Key Founder Patent

SAN DIEGO, CA – July 9, 2012 – Organovo Holdings, Inc. (OTCQB: ONVO), a biotechnology company focused on delivering breakthrough three-dimensional (3D) bioprinting technology, today announced the receipt of a patent based on its first patent application as well as the issuance of a key founder patent. Organovo is focused on developing bioprinting across a broad array of cell types to create functional 3D tissues that can recapitulate in vivo biology for human disease research, drug discovery and development, toxicology testing and, eventually, as therapies.

The Intellectual Property Office of the United Kingdom issued the Company a patent GB2478801, entitled “Multilayered Vascular Tubes.” This is Organovo’s first issued patent and represents the issuance of a patent from the Company’s first patent application, which was submitted in May 2010.

Organovo further noted that a key patent representing one of its core bioprinting technologies has issued. Patent number U.S. 8,143,055, entitled “Self-assembling multicellular bodies and methods of producing a three-dimensional biological structure using the same,” was issued and assigned to the University of Missouri. Under its agreements with the University of Missouri, Organovo holds the exclusive license in all fields to multiple patent families, including this issued patent and future continuation patents derived from the same application.

“The recent issuance of multiple bioprinting patents highlights the innovation of our bioprinting technologies,” commented Keith Murphy, chairman and chief executive officer of Organovo. “The issuance of the first patent from the family of patent applications filed by our scientific founder, Prof. Gabor Forgacs while at the University of Missouri, validates his technology and reinforces the foundation of our patent protection. We are pleased to have obtained these foundational patents as part of our early lead in three-dimensional biology, and we will continue to focus on growing our patent portfolio to support the use of 3D bioprinting for human disease research, drug discovery and development, toxicology testing and tissue therapies.”

The issuance of the “Multilayered Vascular Tubes” patent provides protection on an application-specific basis that is independent of method and is part of Organovo’s larger intellectual property strategy to create application-specific protection and to obtain coverage in multiple countries. In addition to the patents described above, Organovo’s intellectual property portfolio consists of exclusive licenses to two patent applications from the University of Missouri, one issued patent from Clemson University, and a number of Organovo patent applications pending in the U.S. and internationally, including a patent application pending for “Multilayered Vascular Tubes” in the U.S.

About Organovo Holdings, Inc.

Organovo is a three-dimensional biology company focused on delivering breakthrough bioprinting technology and creating tissue on demand for research and medical applications. The company’s NovoGen three-dimensional bioprinting technology is a platform that works across all tissue and cell types. Organovo’s NovoGen MMX Bioprinter was selected as one of the “Best Inventions of 2010” by TIME Magazine. Organovo is helping pharmaceutical partners develop human biological disease models in three dimensions that enable therapeutic drug discovery and development. Organovo’s bioprinting technology can also be developed to create surgical tissues as direct therapy. Organovo leads the way in solving complex medical research problems and building the future of medicine. For more information, please visit http://www.organovo.com.

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to develop, market and sell products based on its technology; the expected benefits of the Company’s products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in our filings with the SEC, including, our most recent Quarterly Report on Form 10-Q. We do not undertake to update these forward-looking statements made by us.

Company Contact:	Investor Relations:
Barry Michaels	Gerry Amato
Chief Financial Officer	Booke and Company Inc.
858-224-1003	admin@bookeandco.com
bmichaels@organovo.com